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                                                                    EXHIBIT 23.1


                          Independent Auditors' Consent




The Board of Directors
Nucentrix Broadband Networks, Inc.:

We consent to incorporation by reference in the registration statements previously filed on Form S-8 (Nos. 333-79913 and 333-47550) of Nucentrix Broadband Networks, Inc. of our report dated April 4, 2002, relating to the consolidated balance sheet of Nucentrix Broadband Networks, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000, and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Nucentrix Broadband Networks, Inc.

Our report contains an explanatory paragraph that the Company's recurring losses from operations and the resulting dependence upon access to additional financing raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and the financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/S/ KPMG LLP


Dallas, Texas
March 26, 2003